UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TOWER PARK MARINA INVESTORS, L.P., A CALIFORNIA LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

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TOWER PARK MARINA INVESTORS, L.P.,

A CALIFORNIA LIMITED PARTNERSHIP

16633 Ventura Blvd., 6th Floor

Encino, California 91436

January 25, 2007

Dear Limited Partner:

We are writing to request your consent to the sale by Tower Park Marina Investors, L.P., a California limited partnership (the “Partnership”), of Tower Park Marina, the Partnership’s 51% interest in the Little Potato Slough Mutual Water Company, and approximately 80 acres of undeveloped land (together, the “Property”). The Partnership will lease from the purchaser a portion of the Property consisting of the marina and dry storage operations under a long term lease. The sale by the Partnership of the Property constitutes the sale of substantially all of the Partnership’s assets. Consequently, pursuant to the Amended and Restated Agreement of Limited Partnership dated as of November 16, 1988 (the “Partnership Agreement”), the Partnership is required to obtain the consent of the limited partners owning more than 50% of the outstanding limited partnership units of the Partnership in order to sell the Property. The General Partner hereby requests your consent to the sale of the Property. If the requisite limited partner consent is not received with regard to the sale, the General Partner will not proceed with the sale of the Property.

Enclosed for your consideration is a Consent Solicitation Statement, dated January 25, 2007 (the “Solicitation Statement”) and a form of Consent of Limited Partner (the “Consent Form”). As described more fully in the enclosed Solicitation Statement, an affiliate of Westrec Investors, Inc., a California Corporation, the managing General Partner of the Partnership (the “General Partner” or “we”), has the right to independently vote approximately 23.2% of the limited partnership units. The General Partner intends to consent to the sale of the Property. As a result, and due to voting restrictions described more fully in the enclosed Solicitation Statement, the consent of an additional 26.8% of the limited partnership units, or 1,207 limited partnership units, is required to approve the sale.

THE GENERAL PARTNER RECOMMENDS THAT YOU CONSENT

TO THE SALE OF THE PROPERTY.

The General Partner recommends that you consent to the sale of the Property and indicate your consent by fully completing, dating and signing the enclosed Consent Form and returning it by hand, mail, overnight courier or fax, pursuant to the instructions below.

Your participation is very important. Please review this letter and the information in the attached Solicitation Statement and return the enclosed Consent Form per the instructions below. Please note that this solicitation will expire at 5:00 p.m., PST time, on February 23, 2007; provided however, that the General Partner may, in its sole discretion, extend this deadline if it has not received sufficient consents to approve the transaction as of such time.

If you have any questions or require any assistance in completing and returning the Consent Form, please contact the General Partner by mail at 16633 Ventura Blvd., 6th Floor, Encino, California 91436 or by fax at (818) 907-1104 or by telephone at (818) 907-0400 extension 243.

Very Truly Yours,

WESTREC INVESTORS, INC.

General Partner

By:	MICHAEL M. SACHS

/s/ Michael M. Sachs
Michael M. Sachs, President

TOWER PARK MARINA INVESTORS, L.P.

CONSENT SOLICITATION STATEMENT

FOR LIMITED PARTNER ACTION BY WRITTEN CONSENT

January 25, 2007

This consent solicitation statement (the “Solicitation Statement”) and the accompanying documents are being furnished to the limited partners of record as of the close of business on January 24, 2007 (the “Record Date”) of Tower Park Marina Investors, L.P., a California limited partnership (the “Partnership”), in connection with the solicitation by Westrec Investors, Inc. a California corporation, the managing General Partner of the Partnership (the “General Partner” or “we”).

The written consents are being sought to approve the sale by the Partnership of the Tower Park Marina, the Partnership’s 51% interest in the Little Potato Slough Mutual Water Company, the Partnership’s leasehold interest in the lease between the California State Lands Commission (as landlord) and the Partnership (as tenant), dated as of January 14, 1999, the (“Master Lease”) and approximately 80 acres of undeveloped land (the “Land” and collectively, the “Property”) to Kampgrounds of America, Inc. a Montana Corporation (“KOA” or the “Buyer”) for a purchase price of $13,500,000, pursuant to the Agreement for Sale and Purchase between KOA and the Partnership dated as of January 5, 2007 (the “Purchase Agreement”) . KOA is an unaffiliated third party that currently leases the RV park and retail store at Tower Park Marina.

Simultaneously with closing of the sale of the Property, the Buyer will lease back to the Partnership a portion of the Property consisting of the marina facilities and dry storage buildings (the “Marina Operations”), pursuant to a Lease Agreement between KOA (as the landlord) and the Partnership (as the tenant) (the “Lease Agreement”). The Marina Operations will include all areas currently operated as part of the marina operations and approximately 7 acres of additional land for a future dry stack building, boat repair area and maintenance yard. The lease will have a ten-year term with three (3) 5-year options. Basic rent will be $25,000 per month for the first five years. The basic rent will be increased 3.5% per each lease year, adjusted every five years. The Partnership will be required during each year of the lease (i) to make payments of at least $40,000 to the Buyer in respect of certain concession fees that will be payable by the Buyer to the California State Lands Commission and (ii) to expend at least $50,000 for capital expenditures and/or major repair/maintenance projects. The sale by the Partnership of the Property constitutes the sale of substantially all of the Partnership’s assets. Therefore, pursuant to the Amended and Restated Agreement of Limited Partnership dated as of November 16, 1988 (the “Partnership Agreement”), the consent of the limited partners owning more than 50% of the outstanding limited partnership units of the Partnership is required to approve the sale of the Property. As of the record date, there were 900 limited partners of record with 4,508 limited partnership units issued and outstanding, with each such limited partnership unit being entitled to one vote. The General Partner hereby requests your consent to sale of the Property. If the requisite limited partner consent is not received with regard to the sale, the Property will not be sold.

The actual amount of net proceeds to be derived from the proposed sale and distributable to the limited partners will not be known until after closing the proposed sale, and no assurance may be given that the Partnership’s obligations, or any reserves against future obligations, will not exceed current expectations or that the total amount of distributions will be equal to the estimates specified in this solicitation statement. However, we estimate that there will be approximately $800 in pre-tax distributions per limited partnership unit to distribute to the limited partners as a result of the sale. This amount is an estimate, and, as explained below, is based on a number of assumptions. We expect that a substantial portion of the net sales proceeds will be distributed to the limited partners promptly after the closing of the proposed sale.

The proposed sale will be a taxable event and will result in the limited partners being allocated taxable gain. A limited partner’s after-tax benefit or cost from the proposed sale will be based on a number of factors, including the limited partner’s adjusted tax basis in its units and whether the limited partner has unused passive activity losses. See “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.” Limited partners must consult with their own tax advisors to determine the federal, state and local income and other tax consequences to them of the proposed sale in light of their specific tax situations.

This solicitation statement is being solicited by the General Partner on behalf of the Partnership and contains information regarding the sale of the Property and the reasons that the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail below.

This solicitation statement, and the accompanying Consent Form are first being mailed to the limited partners on or about January 25, 2007.

The date of this solicitation statement is January 25, 2007.

THE GENERAL PARTNER RECOMMENDS THAT YOU CONSENT

TO THE SALE OF THE PROPERTY

THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., PACIFIC STANDARD TIME, ON FEBRUARY 23, 2007 (THE “EXPIRATION DATE”); PROVIDED, HOWEVER, THAT THE GENERAL PARTNER MAY, IN ITS SOLE DISCRETION, EXTEND THIS DEADLINE IF IT HAS NOT RECEIVED SUFFICIENT CONSENTS TO APPROVE THE TRANSACTION ON THE EXPIRATION DATE.

If you have any questions or require any assistance in completing and returning the Consent Form, please contact the General Partner by mail or overnight courier service at 16633 Ventura Blvd., 6th Floor, Encino, CA 91436, by fax at (818) 907-1104 or by telephone at (818) 907-0400, extension 243.

i

SUMMARY

The following is a summary of certain information contained elsewhere in this Solicitation Statement. This summary is qualified in its entirety by the more detailed information contained in this Solicitation Statement. Limited partners are urged to read this Solicitation Statement in its entirety. The rights and obligations of the parties to the Purchase Agreement are governed by the specific terms and conditions of the Purchase Agreement and not by any summary or other information in this Solicitation Statement.

The Partnership

The Partnership is a California limited partnership that was formed pursuant to a Certificate of Limited Partnership filed on January 6, 1988 with the Secretary of State of the State of California for the sole purpose of investing in and operating marinas and related facilities. The Partnership’s primary business is to operate and hold the Property.

The Partnership has 13 full-time employees and 1 part-time employee.

To the best of the General Partner’s knowledge, there are no material pending legal proceedings to which the Partnership is a party or of which any of their property is the subject. Additional information concerning the Partnership is included in the reports that the Partnership periodically files with the Securities Exchange Commission. See “Where You Can Find More Information” in this Solicitation Statement.

The Property

The Property consists of the Tower Park Marina, the Partnership’s 51% interest in the Little Potato Slough Mutual Water Company and approximately 80 acres of undeveloped land. The Property constitutes substantially all of the Partnership’s assets.

The Partnership has owned and operated Tower Park Marina since February 1, 1988. There is a first mortgage loan on Tower Park Marina with an unpaid balance of approximately $3,641,000 (as of December 31, 2006) and an unsecured liability to affiliates of the General Partner of $4,679,000 (as of December 31, 2006). The loan encumbering Tower Park Marina will be paid in full at closing, with the costs of all fees and costs of such payment-in-full to be paid by the Buyer and deducted from the purchase price payable to the Partnership. For a more detailed discussion, see “THE PROPERTY” in this Solicitation Statement.

The Buyer

Kampgrounds of America, Inc., a Montana corporation the buyer of the Property (“KOA” or the “Buyer”), which is not affiliated with the Partnership, agreed to acquire the Property through arms-length negotiations. The Buyer currently leases the RV park and retail store at Tower Park Marina. An affiliate of the managing General Partner is currently providing consulting services to the Buyer on an unrelated project located in Florida. In addition, the General Partner and the Buyer have been in discussions regarding developing approximately 30 acres of land that has been leased by Hall County, Georgia to PS Marinas 3, an affiliate of Partnership and the General Partner. The discussions have been on going since August 2005. Currently, the Buyer and Hall County are negotiating the scope of the development and the future lease payments. The Buyer has an office located at 550 North 31st Street, Suite 400, Billings, MT 59101 and the Buyer’s telephone number is (406) 248-7444. . The Buyer intends for the transaction to be used for the purposes of a “1031 Exchange” under the Internal Revenue Code 1986, as amended (“I.R.C.”). The Buyer currently franchises or operates 438 campgrounds, comprising over 60,000 campsites in 45 states.

Purpose of this Consent Solicitation

The Partnership is seeking the consent of limited partners to the sale of the Property to the Buyer for $13,500,000. For a more detailed discussion, see “THE WRITTEN CONSENTS” in this Solicitation Statement.

The Proposed Sale

Terms of the Purchase Agreement

On January 5, 2007, the Partnership and the Buyer entered into the Purchase Agreement, pursuant to which the Buyer (or an affiliate or assignee of the Buyer) will acquire the Property for $13,500,000. The Purchase Agreement provides for certain adjustments and prorations to the purchase price, including real property taxes, utilities, rent, state sales taxes, insurance, wages and salaries, and other operating expenses and income. The Buyer deposited an initial amount of $100,000 into an escrow account on November 3, 2006. If the Buyer has not terminated the Purchase Agreement by March 6, 2007, Buyer will make another payment of $100,000 into the escrow account. The deposits will be applied to the payment of the purchase price at the time of the closing of the sale and purchase of the Property. The discharge capacity of the waste water and sewer system owned and operated by Little Potato Slough Mutual Water Company is subject to on-going evaluation required by the State of California/California State Lands Commission to determine whether the Little Potato Slough Mutual Water Company’s facilities are sufficient to handle surface water flows forecast for a once-in-100 years flood event. Under the Purchase Agreement, the Partnership will continue to be liable for the Partnership’s share of the costs incurred, or to be incurred, in connection with the waste water and sewer system.

The consummation of the transactions contemplated in the Purchase Agreement is subject to, among others, the parties entering into the Lease Agreement, under which the Buyer will lease back to the Partnership the Marina Operations. The lease will have a ten-year term with three 5-year options. Basic rent will be $25,000 per month for the first five years. The basic rent will be increased 3.5% per each lease year, adjusted every five years.

For a more detailed discussion, see “THE PROPOSED SALE—Terms of the Proposed Sale” in this Solicitation Statement.

Uses of the Proceeds

If the proposed sale is consummated, prior to making any distributions the proceeds first will be used to:

•	pay costs associated with the sale;

•	pay off the Partnership’s first mortgage loan encumbering Tower Park Marina;

•	pay off other liabilities of the Partnership; and

•	establish a reserve for contingent expenses and deferred maintenance items related to the Property.

The General Partner also anticipates that it will retain approximately a $1,356,000 cash reserve to satisfy known and unknown contingent expenses and liabilities of the Partnership, to resolve any deferred maintenance issues related to the Property, and to secure indemnification obligations under the Purchase Agreement. Any unclaimed amounts shall be distributed to the limited partners upon the expiration of the indemnification period. Except as described below, any remaining proceeds will be distributed by the General Partner to the limited partners. The General Partner expects that a portion of the sale proceeds will be distributed the limited partners shortly after the closing of the proposed sale.

Assuming the proposed sale occurs, and after deducting the foregoing amounts, the General Partner estimates that distributions will be approximately $800 per unit. At this time only an estimate of the amount that will be distributed to limited partners is being provided, which is based on various assumptions described in this Solicitation Statement. There are numerous factors that will impact the amount that will ultimately be made available for distribution to limited partners, including the timing of the closing of the sale, the costs and expenses to complete the sale, and the amount needed to satisfy the liabilities of the Partnership, including contingent liabilities and expenses. There can be no assurance that, should the proposed sale be consummated, the actual funds available for distribution to the limited partners will not be less than the foregoing estimates or that such distribution will be made in a timely manner. Should the proposed sale be consummated, the distribution of funds to limited partners in connection therewith will be made to those limited partners who are limited partners as of the last day of the fiscal quarter to which the distribution is attributable on a pro rata basis according to the units held by such limited partners on such date.

The Lease

Simultaneously with closing of the sale of the Property, the Buyer will lease the Marina Operations to the Partnership, pursuant to the Lease Agreement. The Marina Operations will include all areas currently operated as part of the marina operations and approximately 7 acres of additional land for a future dry stack building, boat repair area and maintenance yard. The lease will have a ten-year term, with options for three additional 5-year terms. Basic rent will be $25,000 per month for the first five years. The basic rent will be increased 3.5% per each lease year, adjusted every five years. The Partnership will be obligated under the Lease Agreement to make quarterly payments to the Buyer equal to the amounts of certain concession fees payable to the California State Lands Commission under the Master Lease. Those fees are calculated as percentages of certain types of gross receipts received by the Partnership in connection with its operation of marina facilities located on property covered by the Master Lease and are subject to a $40,000 annual minimum. In addition, the Partnership will be required under the Lease Agreement to expend a minimum of $50,000 during each year of the lease for capital expenditures and/or major repair/maintenance projects benefiting the leased premises and the operations thereon.

Recommendation of the General Partner

We recommend that the limited partners consent to the sale of the Property. We believe that the sale is in the best interests of the Partnership and its limited partners.

In general, we regularly evaluate a sale of the Partnership’s property by considering various factors, such as the Partnership’s financial position and real estate market conditions. We monitor the Property’s specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. We oversee the Property’s operating performance and continuously evaluate the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing and the investment climate all are considered. Another significant factor that we consider is the tax consequences of a sale. After taking into account the foregoing considerations, we believe it to be in the best interests of the Partnership and the limited partners to sell the Property.

For these reasons, we have approved the sale of the Property and the Purchase Agreement, the terms and conditions of which are described in greater detail below. See “THE PROPOSED SALE—Recommendation of the General Partner; Reasons for the Proposed Sale.”

Summary of Tax Consequences

The proposed sale of the Property will constitute a taxable event and will result in the limited partners being allocated taxable gain. The general partner anticipates that a portion of this gain will be reported as a gain under I.R.C. Section 1231. If that I.R.C. Section 1231 gain allocated to a limited partner is treated as long-term capital gain, then such I.R.C. Section 1231 gain will be subject to tax (in the case of non-corporate limited partners) at a preferential federal income tax rate. Generally, the gain allocated to limited partners will be passive activity income, which means that limited partners who or which are subject to the passive activity loss limitation will be able to deduct their unused passive activity losses from the Partnership (subject to any other applicable limitations) up to the amount of taxable gain allocated to them on the sale. Limited partners are strongly urged to consult their own tax advisors regarding the federal, state and local income tax consequences of the proposed sale to them in light of their particular circumstances and income tax situation. See “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.”

Forward-Looking Statements

Certain statements contained in this Solicitation Statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding the intent, belief or current expectations of the Partnership or the General Partner and its officers or directors with respect to the matters discussed in this Solicitation Statement. All such forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements, including, without limitation, the risks and uncertainties associated with the following:

•	ability to obtain limited partner consent to consummate the proposed sale;

•	delay in the proposed sale;

•	actual costs and expenses associated with the proposed sale;

•	timing and amount of any distribution of the proceeds from the proposed sale and other cash of the Partnership to the limited partners;

•	amount needed to satisfy the liabilities of the Partnership and its subsidiaries, including any contingent liabilities and expenses;

•	whether the Buyer will be willing and able to close the proposed sale;

•	consent of California State Lands Commission to transfer lease;

•	the taxable income and gain that a limited partner may recognize in connection with the proposed sale; and

•	the other risks and uncertainties set forth in the annual, quarterly and current reports of the Partnership which are incorporated into this Solicitation Statement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement to reflect current or future events.

THE WRITTEN CONSENTS

The purpose of soliciting the written consents is to authorize the General Partner, on behalf of the Partnership, to cause the proposed sale to be consummated.

Record Date; Consents Required; Authorization

The Partnership has fixed January 24, 2007 as the Record Date for determining the limited partners entitled to notice of and consent to the sale the Property. Only limited partners of record on the Record Date may execute and deliver a Consent Form. Approval of the sale requires the affirmative consent of limited partners who own more than 50% of the Partnership’s outstanding limited partnership units.

As of the Record Date, the Partnership had 4,508 Units of Limited Partnership Interests (the “Units”) issued and outstanding. The Units are not voting securities, except that the consent of the holders of the Units is required to approve or disapprove certain transactions, including the removal of a General Partner and the amendment of the Partnership Agreement. In addition, the requisite consent of the holders of Units is required to approve the sale of all or substantially all of the assets of the Partnership in a single or related series of transactions.

Affiliates of the General Partners collectively own 1,047 Units representing approximately 23.2% of the total outstanding Units.

As of the date of this Solicitation Statement, no person or group of related persons was known by the Partnership to be the beneficial owner more than 5% of the units, except as listed below:

Name and Address of Beneficial Owner	Number of Limited Partnership Units	Percent of Class
Westrec Marina Management, Inc.	1,047	23.2%

Majority Vote Required

We have approved the sale of the Property and determined that such sale is in the best interests of the Partnership and the limited partners.

Section 16.1.e of the Partnership Agreement provides that the Partnership’s sale of all or substantially all of its assets, in a single sale, or in a series of transactions, must be approved by the limited partners owning more than 50% of the limited partnership units entitled to vote thereon.

As of the Record Date, the Partnership had approximately 900 limited partners who collectively own 4,508 outstanding limited partnership units. Each limited partnership unit represents approximately 0.022% of the outstanding limited partnership units. Our affiliate currently owns 1,047 limited partnership units, or approximately 23.2% of the outstanding limited partnership units, and this affiliate has indicated to us that they will consent to the sale of the Property.

Consent Procedures

LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE SALE OF THE PROPERTY SHOULD DO SO BY MARKING THE APPROPRIATE BOX ON THE INCLUDED CONSENT FORM AND BY SIGNING, DATING AND DELIVERING THE CONSENT FORM TO THE GENERAL PARTNER BY HAND, MAIL, OVERNIGHT COURIER OR FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ON THE CONSENT FORM, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND THEREIN.

All Consent Forms that are properly completed, signed and delivered to the General Partner and not properly revoked (see “THE WRITTEN CONSENTS—Revocation of Instructions” below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NEITHER THE “CONSENTS,” THE “WITHHOLDS CONSENT” NOR THE “ABSTAINS” BOX IS MARKED, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE OF THE PROPERTY.

Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the General Partner of authority to execute the Consent Form.

The execution and delivery of a Consent Form will not affect a limited partner’s right to sell or transfer the limited partnership units. All Consent Forms received by the General Partner (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such limited partnership units subsequent to the Record Date, unless the limited partner revokes such Consent Form prior to 5:00 p.m., pacific standard time, on the Expiration Date by following the procedures set forth under “THE WRITTEN CONSENTS—Revocation of Instructions” below.

All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The General Partner reserves the right to reject any or all Consent Forms that are not in proper form. The General Partner also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.

Revocation of Instructions

Any limited partner who has delivered a Consent Form to the General Partner may revoke the instructions set forth in such Consent Form by delivering to the General Partner a written notice of revocation prior to 5:00 p.m., pacific standard time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as “CONSENTS,” “WITHHOLDS CONSENT” or “ABSTAINS,” as the case may be, or in a writing delivered to us stating that the prior Consent Form is revoked, (iii) be signed by the limited partner in the same manner as the original signature on the Consent Form and (iv) be received by the General Partner prior to 5:00 p.m., pacific standard time, on the Expiration Date at one of its addresses or facsimile number set forth on the Consent Form.

A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or telephone number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures.

NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., PACIFIC STANDARD TIME, ON THE EXPIRATION DATE.

No Dissenters’ Rights of Appraisal

Limited partners of the Partnership are not entitled to dissenters’ appraisal rights under California law or the Partnership Agreement in connection with the sale of the Property.

Solicitation of Consents

Consents are being solicited by the General Partner on behalf of the Partnership. The Partnership will bear the cost of the solicitation of consents from the limited partners. Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of who will receive additional compensation for such solicitations.

THE PROPOSED SALE

Overview

If the requisite percentage of limited partners consent to the proposed sale, the Partnership will sell the Property to the Buyer for a purchase price of $13,500,000 pursuant to the Purchase Agreement described below. We currently anticipate that the sale will occur no later than March 1, 2007 but there can be no assurance that the sale will occur on or prior to that date. In the event the sale does not occur on or prior to March 1, 2007, the sale will occur only if the Partnership and the Buyer agree to close the sale on a later date. If the limited partners do not consent to the sale, the property will not be sold and the Partnership will continue to own and operate the entire Property.

Upon completion of the proposed sale, the proceeds first will be used to:

•	pay costs associated with the sale;

•	pay off the Partnership’s first mortgage loan encumbering the Tower Park Marina;

•	pay off other liabilities of the Partnership; and

•	establish a reserve for contingent expenses and deferred maintenance items related to the Property.

The General Partner also anticipates that it will retain $1,350,000 as a cash reserve to satisfy known and unknown contingent expenses and liabilities of the Partnership, to resolve any deferred maintenance issues related to the Property, and to secure indemnification obligations under the Purchase Agreement. Except as described below, any remaining proceeds are expected to be distributed by the General Partner to the limited partners. The General Partner expects that a substantial portion of the sale proceeds will be distributed to the limited partners promptly after the closing of the proposed sale. Assuming the proposed sale occurs, the General Partner estimates that distributions will be approximately $800 per unit. At this time only an estimate of the amount that will be distributed to limited partners is being provided, which is based on various assumptions described in this Solicitation Statement. There are numerous factors that will impact the amount that will ultimately be made available for distribution to limited partners, including the timing of the closing of the proposed sale, the costs and expenses to complete the sale and the amount needed to satisfy the Partnership liabilities, including contingent liabilities and expenses. There can be no assurance that, should the proposed sale be consummated, the actual funds available for distribution to the limited partners will not be less than the foregoing estimates or that such distribution will be made in a timely manner. Should the proposed sale be consummated, the distribution of funds to limited partners in connection therewith will be made to those limited partners who are limited partners as of the last day of the fiscal quarter to which the distribution is attributable on a pro rata basis according to the units held by such limited partners on such date.

Other than the filing and distribution of this solicitation statement, no regulatory approvals are required for the sale of the Property. However, the transfer of the lease will need the consent of the California State Lands Commission.

Terms of the Proposed Sale

General. The Buyer, or an affiliate or an assignee of the Buyer, will acquire the Property for $13,500,000 in cash pursuant to the Purchase Agreement. The completion of the sale of the Property is anticipated to occur on or before March 1, 2007. In the event the sale does not occur on or before to March 1, 2007, the sale will occur only if the Partnership and the Buyer agree to close the sale on a later date.

The Purchase and Sale. The Partnership has agreed to sell all of the Partnership’s right, title and interest in and to the Property, including land and improvements located in San Joaquin County, California known as Tower Park Marina, the buildings and improvements located thereon and certain associated property, all personal property and intangible property associated with the Property, the leasehold interest in the real property pursuant to the Master Lease, all easements, rights, privileges, entitlements, any leases or other occupancy agreements with third parties regarding the use of portions of the Property and certain other rights pertaining to the Property. The Partnership will also sell its membership and voting interests in the Little Potato Slough Mutual Water Company, a California nonprofit mutual benefit corporation.

The Existing Loan. The Buyer of the Property and the Partnership have agreed that, at the closing, the then-outstanding principal balance of the outstanding first mortgage loan on the Property shall be paid out of the proceeds of the purchase price due at the closing.

Purchase Price, adjustments and proration, expenses and Escrow. The purchase price for the property is $13,500,000, subject to adjustment for all credits, prorations and closing costs provided for in the Purchase Agreement, including real property taxes, utilities, rent, state sales taxes, insurance, wages and salaries, and other operating expenses and income. Pursuant to the Purchase Agreement, the Buyer has deposited $100,000 in escrow. With the Buyer’s consent, the Partnership may from, time to time, draw upon the deposit to pay for costs relating to this consent solicitation. If the sale of the Property is not consummated, the deposit amount, or a portion thereof, may need to be returned to the Buyer under certain circumstances. If the Buyer has not terminated the Purchase Agreement by March 6, 2007, the Buyer will deposit an additional $100,000 into the escrow account. If the sale is consummated, the amounts that have been deposited into the escrow account will be applied the purchase price to be paid to the Partnership at the closing. The Partnership will be responsible for paying certain costs, fees and expenses, including all real estate conveyance and transfer taxes related to the conveyance of the land, and the buyer will be responsible for paying certain other costs, fees and expenses, including the costs of the survey, title insurance policy, the recording of the grant deed for the Property and all personal property sales taxes.

Buyer’s Inspection. Until March 6, 2007, the Buyer will have a right to inspect the Property and all of the Partnership’s books, accounts, and records regarding the Property and the businesses undertaken on it, to the extent such materials are in the Partnership’s possession. In the event the Buyer determines, for any reason, that the Property is not suitable for its intended use, Buyer may terminate the agreement by written notice to the Partnership on or before March 6, 2007.

Lease Back. Simultaneously with closing of the sale of the Property, the Buyer will lease the Marina Operations to the Partnership, pursuant to the Lease Agreement. The Marina Operations will include all areas currently operated as part of the marina operations and approximately 7 acres of additional land for a future dry stack building, boat repair area and maintenance yard. The lease will have a ten-year term with an option for three additional 5-year terms. The basic rent will be increased 3.5% per each lease year, adjusted every five years. The Partnership will be obligated under the Lease Agreement to make quarterly payments to the Buyer equal to the amounts of certain concession fees payable to the California State Lands Commission under the Master Lease. Those fees are calculated as percentages of certain types of gross receipts received by the Partnership in connection with its operation of marina facilities located on property covered by the Master Lease and are subject to a $40,000 annual minimum. In addition, the Partnership will be required under the Lease Agreement to expend a minimum of $50,000 during each year of the lease for capital expenditures and/or major repair/maintenance projects benefiting the leased premises and the operations thereon.

Closing. The sale of the Property is anticipated to occur on or before March 1, 2007. In the event the sale does not occur on or before March 1, 2007, the sale will occur only if the Partnership and the Buyer agree to close the sale on a later date.

Representations and Warranties. The Purchase Agreement contains customary representations and warranties from the Buyer, including, without limitation, representations and warranties regarding (i) existence and qualification, (ii) authority, (iii) enforceability of the agreement (iv) third party consents, (v) non-existence of litigation and (vi) non-existence of bankruptcy or creditor actions.

The agreement also contains customary seller representations and warranties from the Partnership, including, without limitation, representations and warranties regarding (i) the Partnership’s ownership and title to the Land, (ii) the Master Lease, (iii) partnership authority, (iv) non-existence of condemnation or eminent domain proceedings and special assessments, (v) non-existence of litigation, (vi) water and sewer availability, (vii) access to the Property, (viii) zoning, (ix) hazardous substance and environmental laws and issues, (x) compliance with construction and development approvals permits, and requirements and other applicable codes and regulations, (xi) disclosure of information, (xii) prior use of the property, (xiii) existence and qualification, (xiv), validity and enforceability of the agreement, (xv) non-contravention, (xvi) third party approvals, (xvii) leases, (xviii) miscellaneous contracts, (xix) taxes, (xx) existence and qualification of and Buyer’s ownership of the interests in Little Potato Slough Mutual Water Company, (xxi) employees, and (xxii) non-existence of bankruptcy or creditor actions.

Closing Conditions. The closing is subject to, among other things, (i) the Property not being subject to any use or occupancy restrictions that might restrict the intended use and ownership of the Property, (ii) all appropriate public utilities being available,

(iii) the Property being free of certain tax assessments, (iv) the delivery of valid title to the land, with the permitted exceptions, (v) available access to the Land, (vi) necessary license and permits to operate the land for a specified purpose, (vii) compliance with specified laws and regulations (viii) the General Partner obtaining consents of the required percentage of limited partnership interests, (ix) consent of California State Lands Commission to transfer lease; (x) the execution of the Lease; (xi) the accuracy of both parties’ representations and warranties under the Purchase Agreement; and (xii) the adherence of both parties to their respective obligations under the Purchase Agreement.

If the sale of the Property is not consummated, the deposit amount, or a portion thereof, may need to be returned to the Buyer under certain circumstances.

Termination and Default. The agreement may be terminated as follows:

•	In the event the Partnership fails to cure or elects not to cure certain objections to the title policy validly raised by the Buyer pursuant to the Purchase Agreement, the Buyer may elect to terminate the Purchase Agreement.

•	If there is a condemnation or eminent domain taking, the Buyer may terminate the agreement.

•	In the event the Buyer determines, for any reason, that the Property is not suitable for its intended use, Buyer may terminate the agreement by written notice to the Partnership on or before March 6, 2007.

•	If either party fails to meet its respective conditions to closing, the other party may terminate the agreement.

Little Potato Slough Mutual Water Company. The discharge capacity of the waste water and sewer system owned and operated by Little Potato Slough Mutual Water Company is subject to on-going evaluation required by the State of California/California State Lands Commission to determine whether the Little Potato Slough Mutual Water Company’s facilities are sufficient to handle surface water flows forecast for a once-in-100 years flood event. Under the Purchase Agreement, the Partnership will continue to be liable for the Partnership’s share of the cost of the capacity evaluation and related proceedings with respect to the discharge capacity of the waste water and sewer system, as well as costs of any improvements, repairs or modifications if such improvements, repairs or modifications are deemed to be necessary.

Recommendation of the General Partner; Reasons for the Proposed Sale

The Managing General Partner recommends that limited partners approve the proposed sale. Because the property constitutes substantially all of the Partnership’s assets, the Partnership Agreement requires the written consent of limited partners holding more than 50% of the outstanding limited partnership units to authorize the proposed sale. The General Partner recommends that the limited partners use the enclosed Consent Form and “CONSENT” to the propose sale.

The General Partner’s recommendation is based on the General Partner’s belief that this is an opportune time to sell the Property and that the proposed sales price is an attractive price. While interests rates are at close to historic low levels they are trending higher. In addition prices for recreational properties are at relatively high levels and the General Partner believes that there is limited opportunity for growth in the value of the property. Accordingly, in the opinion of the General Partner, these factors make this a particularly appropriate time to sell the property. In addition, the General Partner believes that the Buyer is the party who would be willing to offer the most attractive price for the Property as well as acquire the Property in an expeditious fashion. As a result of these factors, the General Partner determined that it would not market the Property to other parties if it could reach a satisfactory agreement with Buyer.

The General Partner also considered the following additional factors in choosing to pursue the proposed sale:

•	all cash sales price;

•	the significant amount of distributions that will be made to limited partners if the sale is consummated;

•	the Buyer’s current status as a significant existing tenant of the Property operating the RV park and retail store;

•	the probability that consents authorizing the proposed sale will be received from limited partners and that the proposed sale will be consummated;

•	impact on the Partnership if there is a failure to consummate the proposed sale, and the ability of the Partnership to sell the Property to a third party in the future;

•	the Buyer’s financial capacity and ability to finance the purchase price;

•	the unlikeliness of obtaining a superior offer from a comparably qualified buyer with a comparable probability of completing the proposed sale;

•	the lack of a public market for the units and the opportunity provided to limited partners with a substantial distribution.

The General Partner has carefully considered the factors for and against the proposed sale. The General Partner concluded that the factors favoring the proposed sale outweigh the factors against the proposed sale. The General Partner’s recommendation to approve the proposed sale is based on the totality of the information presented to and considered by it.

In considering the above recommendation of the General Partner, the limited partners should be aware that the General Partner and certain of its affiliates have interests in addition to and divergent from the interests of the limited partners. Certain affiliates of the General Partner will receive significant payments in connection with the sale as a result of the Partnership’s liability to them ($4,679,000 as of December 31, 2006) and because of their ownership of limited partner units. The General Partner does not believe that these interests affected its decision to make the above recommendation.

Estimated Distributions

The General Partner estimates that amounts ultimately available for distribution to the limited partners pursuant to the proposed sale after repayment of loans and costs and expenses will be approximately $800 per unit, assuming that the proposed sale is completed by March 1, 2007.

Proceeds from the sale of the Property will be first used to:

•	pay costs associated with the proposed sale;

•	pay off the Partnership’s first mortgage loan encumbering Tower Park Marina;

•	pay off other liabilities of the Partnership and;

•	establish a reserve for contingent expenses and deferred maintenance items related to the Property.

The General Partner expects that a portion of the net sale proceeds will be distributed to the limited partners shortly after the closing of proposed sale. The estimated distributions are $800 per unit. The estimates of distributable amounts set forth in this Solicitation Statement are based upon the estimates and assumptions set forth below, including the assumption that the proposed sale had been completed on March 1, 2007. There can be no assurances as to the actual amounts distributed or as to the amounts set forth below. Actual amounts will differ based on the actual date of closing of the proposed sale and other factors, and may differ materially from those set forth below. For further discussion of factors that may impact the distributions, see “SUMMARY—Forward-Looking Statements.” Should the proposed sale be consummated, the distribution of funds to limited partners in connection therewith will be made to those limited partners who are limited partners as of the last day of the fiscal quarter to which the distribution is attributable on a pro rata basis according to the units held by such limited partners on such date.

Estimated Use of Proceeds

We estimate that we will use the gross proceeds from the sale of the Property as follows (subject, however, to such reductions in the purchase price reallocations in the proceeds as determined by us, in our reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$13,500,000
Less: First Mortgage Balance (as of January 1, 2007)	(3,641,000)
Less: Prepayment Fee	(73,000)
Less: Liability to Affiliates of General Partner (as of December 31, 2006)	(4,679,000)
Less Closing Costs (estimated)	(100,000)
Less: Contingency and Working Capital Reserve (1)	(1,356,000)

NET PROCEEDS	$3,651,000

General Partners Interest (1%)	37,000
Limited Partners (99%)	3,614,000
Distributable net proceeds per limited partner unit (4,508 units outstanding)	$800

(1)	Included in Contingency is the estimated cost to be incurred in connection with the Little Potato Slough Mutual Water Company, which will be held back for a period of 12 months to secure the partnership’s indemnification obligations to the Buyer pursuant to the Purchase Agreement. The amount will be used to cover the costs of any unforeseen liabilities which may arise.

THE PROPERTY

Tower Park Marina is located in San Joaquin County, California and was acquired by the Partnership on February 1, 1988. Tower Park Marina is situated on approximately 65 acres, of which 14 are leased from the California State Lands Commission. An additional approximately 80 acres of undeveloped property (the “Adjacent Property”) is also being sold to the Buyer. The Adjacent Property is zoned for recreational use, but is currently being leased for agricultural use at $4,000 per year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of the sale of the Property may be significant. The following discussion briefly summarizes certain material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale of the Property. Nevertheless, this discussion is not tax advice and is not an exhaustive discussion of the federal income tax consequences applicable to the sale of the Property. This discussion does not purport to address all of the federal income tax consequences that may be applicable to the Partnership or to any particular limited partner, some of whom may be subject to special rules (including, without limitation, tax-exempt entities, dealers in securities or currencies, financial institutions, life insurance companies, holders of limited interests held as part of a "straddle," "hedge" or "conversion transaction" with other investments, persons whose functional currency is not the U.S. dollar or persons for whom a limited partner interest is not a capital asset). Consequently, the tax consequences to you could be materially different from those set forth in this discussion.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE OF THE PROPERTY.

The following discussion is based on current federal income tax law as set forth in the I.R.C. and administrative and judicial interpretations thereof, all of which are subject to change (possibly with retroactive effect). The discussion does not consider state, local and foreign income tax aspects of the sale of the Property and applies only to limited partners who hold their interests in the Partnership as capital assets under the I.R.C. No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to limited partners from the sale of the Property cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

The following discussion assumes that the Partnership will recognize gain on the sale of the Property and also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association taxable as a corporation, the Partnership itself will be subject to tax at tax rates applicable to corporations and any cash available for distribution after the sale would be substantially reduced and the tax consequences would be materially different than as described below.

Tax Consequences if the Property is Sold. The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from the sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities which encumber the Property, those liabilities also are included in the Partnership’s amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees and title costs, reduce the Partnership’s amount realized with respect to the sale. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement.

Generally, if a partnership is a “dealer” with respect to a property, any gain that it recognizes on the sale of that property will be taxed as ordinary income. Alternatively, to the extent that a partnership is not a “dealer” with respect to a property, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of property used in the Partnership’s trade or business under I.R.C. Section 1231. Each limited partner will be allocated his, her, or its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner from all sources for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, a portion of any I.R.C. Section 1231 gain from the sale of the Property by the Partnership allocated to a limited partner may be treated as ordinary income rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e. property’s basis plus all amounts allowed for depreciation) of the transferred property exceeds that property’s adjusted basis.

Under I.R.C. Section 1250, gain recognized by the Partnership upon the disposition of the Property generally will not be re-characterized as ordinary income to the extent that the Property was depreciated using the straight-line method. However, under I.R.C. Section 291 (a)(1), a portion of a corporation’s gain allocated from the sale of the Property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the Property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize some ordinary income upon the Partnership’s sale of the Property.

In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%.

In the case of limited partners that are individuals, trusts or estates, gain from the sale of the Property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a preferential capital gains tax rate, which rate is lower than that tax rate applicable to ordinary income of the limited partner. Gain from the sale of the Property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

Generally, the gain allocated to limited partners from a sale of the Property will be passive activity income. Upon a sale of the Property, limited partners who or which are subject to the passive activity loss limitation may be able to deduct their unused passive activity losses from the Partnership (subject to any other applicable limitations) up to the amount of taxable gain allocated to them on the sale.

Distributions of Cash. A distribution of cash by the Partnership to a limited partner, not in liquidation of the Partnership, is not taxable to the extent of the limited partner’s adjusted tax basis in his, her or its Partnership interest. Any distribution in excess of such adjusted tax basis will be treated as an amount realized from a sale of the limited partner’s interest in the Partnership and will result in taxable gain. In no event will a limited partner be permitted to recognize a loss as a result of receiving a non-liquidating distribution from the Partnership. Any distributions will reduce the adjusted basis of the limited partner’s Partnership interest, but not below zero.

Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.

Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners, the gain recognized by the partners as a result of any cash distributions from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.

The tax consequences described above arising from the cash distribution from the Partnership is a general discussion. The tax consequences to you from such distributions could be materially different. Limited partners are urged to consult with their tax advisors in this regard.

To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that the discussion of tax matters set forth in this solicitation statement was written in connection with the solicitation by the General Partner of your consent to the action of the Partnership described herein, and was not intended or written to be used, and cannot be used by any limited partner or other person, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each limited partner should seek advice based on its particular circumstances from an independent tax advisor.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934 and is required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this Solicitation Statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this Solicitation Statement or any supplement is accurate as of any date other than the date on the front of this Solicitation Statement or the supplement.

We are “incorporating by reference” into this Solicitation Statement certain information we have filed with the SEC on behalf of the Partnership, which means that we are disclosing important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this Solicitation Statement, except for any information superseded by information contained directly in this Solicitation Statement. These documents contain important information about us and our finances. This Solicitation Statement incorporates by reference our annual report on Form 10-KSB for the year ended December 31, 2005 and our quarterly report on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

All documents we file with the SEC on behalf of the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this Solicitation Statement also shall be deemed to be incorporated herein by reference and will automatically update information in this Solicitation Statement.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: by mail or by overnight courier service at 16633 Ventura Blvd., 6th Floor, Encino, California 91436, by fax at (818) 907-1104, or by telephone at (818) 907-0400, extension 243.

CONSENT OF LIMITED PARTNER

OF

TOWER PARK MARINA INVESTORS, L.P.

A CALIFORNIA LIMITED PARTNERSHIP

The undersigned, a limited partner of Tower Park Marina Investors, L.P., a California limited partnership (the “Partnership”), and the holder of units of limited partnership interest (the “Units”) in the Partnership, acting with respect to all of the Units owned by the undersigned, hereby:

☐ Consents	☐ Withholds Consent	☐ Abstains

with respect to the following action of the Partnership:

The sale by the Partnership of Tower Park Marina, the Adjacent Property, and the Partnership’s 51% interest in the Little Potato Slough Mutual Water Company, collectively, the “Property” to Kampgrounds of America, Inc., a Montana Corporation.

The General Partner of the Partnership recommends that you CONSENT to the sale of the Property.

IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE SALE OF THE PROPERTY.

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement, dated January 25, 2007. THIS CONSENT IS SOLICITED ON BEHALF OF TOWER PARK MARINA INVESTORS, L.P., A CALIFORNIA LIMITED PARTNERSHIP, BY WESTREC INVESTORS, INC., THE MANAGING GENERAL PARTNER.

The undersigned hereby constitutes and appoints the managing General Partner of the Partnership as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this consent solicitation or in order to implement the actions set forth above.

A fully completed, signed and dated copy of this Consent Form should be sent to the General Partner by hand, mail, overnight courier or by fax to the address or fax number specified on the last page below.

Please sign exactly as you hold your limited partnership units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

ALL RESPONSES MUST BE RECEIVED ON OR BEFORE 5:00 P.M., PACIFIC STANDARD TIME, ON FEBRUARY, 23, 2007; the General Partner may, in its sole discretion, extend this deadline if it has not received sufficient consents to approve the transaction.

[signature page follows]

INDIVIDUAL

Dated:                     , 2007

Signature (Individual)

Signature (All record holders should sign)

Type or Print Name(s)

Tax Identification or Social Security Number

Telephone Number

CORPORATION, PARTNERSHIP, TRUST OR OTHER ENTITY*

Dated:                     , 2007

Type or Print Name of Entity By:

Its:

Type or Print Name

Tax Identification or Social Security Number

Telephone Number

*	If interests are held by an entity, the Certificate of Signatory must also be completed.

CERTIFICATE OF SIGNATORY

To be completed only if consent is signed for by an entity.

I,                                                                                                               , am the                                                                           of                                                           (the “Entity”).

I certify that I am empowered and duly authorized by the Entity to execute this consent form, and certify that the consent form has been duly and validly executed on behalf of the Entity and constitutes the legal and binding obligations of the Entity.

Dated:                     , 2007

Signature

Please Print Name

The signed Consent Form and signature page should both be delivered by any one of these methods:

By Facsimile:	By Overnight Courier:
(818) 907-1104	16633 Ventura Blvd., 6th Floor
Encino, CA 91436

By Mail:	By Hand:
16633 Ventura Blvd., 6th Floor	16633 Ventura Blvd., 6th Floor
Encino, CA 91436	Encino, CA 91436

For Information, Please Call:

Jeffrey K. Ellis

(818) 907-0400, extension 243